UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 2, 2014

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Train Travel Holdings, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	333-186282	33-1225521
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

50244 Dennis Court, Wixom, Michigan  48393

(Address of Principal Executive Office) (Zip Code)

248-960-9440

(Registrant’s telephone number, including area code)

2929 East Commercial Blvd., Suite Ph-D, Ft Lauderdale, Florida 33308

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 2, 2014, Train Travel Holdings, Inc. (we” or “Company”) entered into an agreement with B. Allen Brown (“Brown”), TBG Holdings Corporation (“TBG”), Railmark Holdings Incorporated (“Railmark”) and others (the “Agreement”). Pursuant to the terms of the Agreement, TBG transferred to Brown its 600,000 shares of our Series A convertible preferred stock held by TBG (“Preferred Stock”), which Preferred Stock has super voting and conversion rights, in consideration for 3,300,000 shares of our common stock held by Brown. At the same time (i) Neal Swartz, our president, chief executive officer and a director and Tim Hart, our chief accounting officer and a director, resigned their positions as officers and directors; (ii) Brown was appointed as chief executive officer, president and director; and (iii) Hamon Fytton was appointed secretary and director and Mark Lundquist and Lou Schillinger were appointed as directors. As a result of the foregoing, Brown, by virtue of the ownership of the Preferred Stock has become our controlling shareholder.

In addition the Agreement provides for the acquisition of Railmark, a private company controlled by Brown, which has been engaged in the rail industry, including rail operations, railcar repair and track construction for more than 10 years.  Consideration for the acquisition of all of the common and preferred Railmark stock is 550,000 shares of our common stock. This transaction is subject to the delivery by Railmark of its audited financial statements for fiscal year 2013 and 2012 (“Financial Statements”). Closing is set for the earlier of (i) December 31, 2014, or (ii) the delivery of the Financial Statements. If for any reason Railmark fails to deliver the Financial Statements, the entire Agreement will be unwound and TBG will receive back the Preferred Stock and the Railmark Stock will be returned to Brown and its other shareholders.

Mr. Brown has been in operational control of Train Travel Holdings, Inc. for the previous 30 days, in advance of the signing of this Agreement.

Item 5.01 Changes in Control of Registrant

As a result of the Agreement described in Item 1.01, Mr. Brown has become our controlling shareholder. He owns 600,000 shares of our Preferred Stock, which votes, together with our common stock at a ratio of 48.5 to 1. It converts into common stock at a ratio of 48.5 to 1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the Agreement, Neil Swartz resigned from his position as president, chief executive officer and Timothy Hart resigned from his position as chief financial officer, secretary and director. The resignation of Mr. Swartz and Mr. Hart is not a result of any disagreement relating to the Company’s operations, policies or practices.

At such time, B. Allen Brown was nominated to serve as director, president and CEO of the Company and Mr. Hamon Fytton will be nominated to serve as director and secretary of the Company. Also appointed as directors are Mark Lundquist and Lou Schillinger.

B. Allen Brown, age 55, founded Railmark Holdings, Inc. in 1998 as an Indiana corporation and has served as its president and chief executive officer for sixteen (16) years, since inception. Mr. Brown’s railroad career began shortly after the 1981 Staggers Act, which deregulated the US railroad industry. Mr. Brown holds a Master of Business Administration-Finance & Economics from the University of Evansville (Evansville, Indiana) and a Bachelor of Business Administration Finance from the University of Kentucky (Lexington, Kentucky). He was selected as a director because of his railroad experience.

Hamon Fytton, age 62, has served as both a consultant and officer and director of several early stage public companies. From 1997 to 2000 Mr. Fytton served in a variety of capacities and was the co-founder of Internet Advisory Corporation, a public company. Since that time he has acted as a consultant to a variety of public companies. More recently he was CEO and President of IGSM Group Inc from 2006 until July 2013. Mr. Fytton has extensive experience dealing with SEC and other regulatory matters such as initial and secondary public offerings and compliance with SEC reporting requirements dealing with private investors and investment bankers in obtaining debt and/or equity financing. He was selected as a director because of his public company experience.

Lou Schillinger, age 64, has for more than 28 years served as president of United Shortline Insurance Services Inc., a Michigan corporation, which has been serving the rail industry with responsive products for the past 28 years. Mr. Schillinger has a Bachelor of Art from Michigan State University (East Lansing, MI).  He was selected as a director because of his railroad industry experience.

Mark Lundquist, age 57, has for more than 12 years served as the president of Fulcrum Edge, Inc., a Michigan corporation.  Fulcrum Edge is a boutique business advisory firm headquartered in metropolitan Detroit, Michigan, but serving clients around the globe.  Mr. Lundquist has a Bachelor of Science in Mechanical Engineering from the University of Illinois at Urbana-Champaign.

Both Mark Lindquist and Lou Schillinger have worked with B. Allen Brown on a variety of rail projects for the past several years.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

10.1

Agreement dated October 2, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 3, 2014	Train Travel Holdings, Inc.

	By:	/s/ B. Allen Brown
B. Allen Brown Chief Executive Officer